UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐  Soliciting Material Pursuant to § 240.14a-12

VALIC COMPANY I

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VALIC Financial Advisors, Inc.

AIG Retirement Services

2929 Allen Parkway

Houston, TX 77019

aig.com/RetirementServices

[Date]

[Client name]

[Address 1]

[Address 2]

[City], [State] [ZIP]

Group Name: [Group Name]

Group Number: [Group #]

Dear Valued Partner:

American International Group, Inc. (AIG), the majority owner of Corebridge Financial, Inc. (Corebridge), has announced its intention to sell all of its interest in Corebridge over time following an initial public offering (IPO) of Corebridge’s common stock (such divestment, the Separation Plan). As Corebridge prepares to become a standalone company, we want to inform you about an upcoming special meeting (as defined below) that will provide the opportunity for shareholders of VALIC Company I (Company or VC I) funds (Funds) to vote on several proposals.

Shareholders can cast their vote(s) or provide their voting instructions:

•	Prior to the special meeting via web, phone or mail or

•	Register for and vote at the special meeting.

Proxy statement overview

Corebridge indirectly owns:

•	The Variable Annuity Life Insurance Company (VALIC), the investment adviser for each Fund, and

•	SunAmerica Asset Management, LLC (SunAmerica), the administrator to each Fund and subadviser for certain Funds.

It is anticipated that one or more of the transactions contemplated by the Separation Plan will be deemed to result in an “assignment” (as defined in the Investment Company Act of 1940, as amended) of the current investment advisory agreement between VALIC and VC I, on behalf of the Funds, and the current investment subadvisory agreements between VALIC and SunAmerica with respect to certain Funds. The agreements provide that they will automatically terminate in the event of their “assignment.” Accordingly, the proxy statement relates to separation-related Fund approvals (as well as other approvals not related to the Separation Plan) that will be needed upon Corebridge’s change in control, such as approvals of new agreements. The new agreements will take effect upon Corebridge’s change in control resulting from the Separation Plan.

Proxy proposals overview

With respect to the Separation Plan, the Board of Directors (the Board) of VC I invited shareholders of the Funds to a virtual joint special shareholder meeting that will take place on October 14, 2022 (special meeting). To ensure that VALIC and SunAmerica may continue to provide advisory and subadvisory services, respectively, to the Funds without interruption, shareholders will be asked to approve new investment advisory and subadvisory agreements, respectively, to take effect upon the automatic termination of an existing agreement in the event of an assignment resulting from a transaction contemplated by the Separation Plan. Shareholders are also being asked to vote on other proposals not related to the Separation Plan.

At the special meeting, shareholders will have the opportunity to provide their voting instructions or cast their vote(s) on the following matters:

•	To elect ten (10) Directors to the Board of the Company;

•

To approve a new investment advisory agreement between VALIC and the Company, on behalf of each of its Funds, and to approve any future investment advisory agreements between VALIC and the Company, each to take effect upon a transaction contemplated by the Separation Plan that results in an assignment of the then-existing investment advisory agreement;

•

To approve a new investment subadvisory agreement between VALIC and SunAmerica with respect to each of the Dynamic Allocation Fund, Growth Fund, International Equities Index Fund, Internationally Socially Responsible Fund, Mid Cap Index Fund, Nasdaq-100® Index Fund, Small Cap Index Fund, Stock Index Fund and U.S. Socially Responsible Fund (the SunAmerica-Advised Funds), and to approve any future investment subadvisory agreements between VALIC and SunAmerica with respect to the SunAmerica-Advised Funds, each to take effect upon a transaction contemplated by the Separation Plan that results in an assignment of the then-existing investment subadvisory agreement;

•

To approve a “manager-of-managers” arrangement that would permit VALIC to enter into and materially amend subadvisory agreements with unaffiliated and affiliated subadvisers on behalf of the Funds without obtaining shareholder approval;

•	To approve the adoption, revision or elimination of the fundamental investment restrictions, as applicable, with respect to each Fund; and

•	To approve a change to the Blue Chip Growth Fund’s subclassification under the Investment Company Act of 1940, as amended, from “diversified” to “nondiversified.”

The separation is not expected to result in any changes to the:

•	Contractual investment advisory fees charged to the Funds,

•	Portfolio management of any Fund, or

•	Level, nature and quality of services provided by VALIC or SunAmerica.

For more information, please call 1.888.305.4154 or visit www.proxydocs.com/valic.

Thank you for your trust and continued partnership.

Sincerely,

AIG Retirement Services

VC 39332 (08/2022) J932605 ER

For Plan Sponsor Use Only. Not for Public Distribution.

This material is general in nature, was developed for educational use only, and is not intended to provide financial, legal, fiduciary, accounting or tax advice, nor is it intended to make any recommendations. Applicable laws and regulations are complex and subject to change. Please consult with your financial professional regarding your situation. For legal, accounting or tax advice consult the appropriate professional.

Investing involves risk, including the possible loss of principal. Investment values fluctuate so that investment units, when redeemed, may be worth more or less than their original cost.

AIG Retirement Services represents The Variable Annuity Life Insurance Company (VALIC) and its subsidiaries VALIC Financial Advisors, Inc. (VFA) and VALIC Retirement Services Company (VRSCO). Securities and investment advisory services offered through VFA member FINRA, SIPC and an SEC-registered investment advisor. Annuities issued by VALIC, Houston, TX. Variable annuities distributed by its affiliate, AIG Capital Services, Inc.

(ACS), member FINRA. All companies are members of American International Group, Inc. (AIG).